Pioneer Securitized Income Fund

Annual Report | July 31, 2020

Ticker Symbol: XSILX

Beginning in March 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the Fund’s shareholder reports like this one will no longer be sent by mail, unless you specifically request paper copies of the reports from the Fund or from your financial intermediary, such as a broker-dealer, bank or insurance company. Instead, the reports will be made available on the Fund’s website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.

If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications electronically by contacting your financial intermediary or, if you invest directly with the Fund, by calling 1-800-225-6292. You may elect to receive all future reports in paper free of charge. If you invest directly with the Fund, you can inform the Fund that you wish to continue receiving paper copies of your shareholder reports by calling 1-800-225-6292. If you invest through a financial intermediary, you can contact your financial intermediary to request that you continue to receive paper copies of your shareholder reports. Your election to receive reports in paper will apply to all funds held in your account if you invest through your financial intermediary or all funds held within the Pioneer Fund complex if you invest directly.

visit us: www.amundipioneer.com/us

Pioneer Securitized Income Fund | Annual Report | 7/31/20	1

President’s Letter

Dear Shareholders,

The new decade has arrived delivering a half-year (and more) that will go down in the history books. The beginning of 2020 seemed to extend the positive market environment of 2019. Then, March roared in like a lion and the COVID-19 pandemic became a global crisis impacting lives and life as we know it. The long-term impact on the global economy from the COVID-19 virus pandemic, while currently unknown, is likely to be considerable. It is clear that several industries have already felt greater effects than others. And the markets, which do not thrive on uncertainty, have been volatile, delivering significantly negative performance in the first quarter, and then staging a strong rally for most of the second quarter. Our business continuity plan was implemented given the new COVID-19 guidelines, and most of our employees are working remotely. To date, our operating environment has faced no interruption. I am proud of the careful planning that has taken place and confident we can maintain this environment for as long as is prudent. History in the making for a company that first opened its doors way back in 1928.

Since 1928, Amundi Pioneer’s investment process has been built on a foundation of fundamental research and active management, principles which have guided our investment decisions for more than 90 years. We believe active management – that is, making active investment decisions –can help mitigate the potential risks during periods of market volatility. As the first several months of 2020 have reminded us, investment risk can arise from a number of factors in today’s global economy, including slower or stagnating growth, changing U.S. Federal Reserve policy, oil price shocks, political and geopolitical factors and, unfortunately, major public health concerns such as a viral pandemic.

At Amundi Pioneer, active management begins with our own fundamental, bottom-up research process. Our team of dedicated research analysts and portfolio managers analyzes each security under consideration, communicating directly with the management teams of the companies issuing the securities and working together to identify those securities that best meet our investment criteria for our family of funds. Our risk management approach begins with each and every security, as we strive to carefully understand the potential opportunity, while considering any and all risk factors.

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Today, as investors, we have many options. It is our view that active management can serve shareholders well, not only when markets are thriving, but also during periods of market stress. As you consider your long-term investment goals, we encourage you to work with your financial advisor to develop an investment plan that paves the way for you to pursue both your short-term and long-term goals.

We remain confident that the current crisis, like others in human history, will pass, and we greatly appreciate the trust you have placed in us and look forward to continuing to serve you in the future.

Sincerely,

Lisa M. Jones

Head of the Americas, President and CEO of U.S.

Amundi Pioneer Asset Management USA, Inc.

July 31, 2020

Any information in this shareowner report regarding market or economic trends or the factors influencing the Fund’s historical or future performance are statements of opinion as of the date of this report. Past performance is no guarantee of future results.

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Portfolio Management Discussion | 7/31/20

In the following interview, portfolio managers Noah Funderburk and Nicolas Pauwels discuss the abbreviated annual reporting period starting with Pioneer Securitized Income Fund’s inception on December 10, 2019, through July 31, 2020, and the Fund’s primary investment strategies during the period. Mr. Funderburk, CFA, a vice president and portfolio manager at Amundi Pioneer Asset Management, Inc. (Amundi Pioneer), and Mr. Pauwels, CFA, a vice president and portfolio manager at Amundi Pioneer, are responsible for the day-to-day management of the Fund.

Q	How did the Fund perform in the abbreviated reporting period from December 10, 2019, to July 31, 2020?

A	The Fund produced a total return of -10.30% at net asset value (NAV) during the abbreviated annual reporting period ended July 31, 2020.

Q	What factors drove the poor performance of securitized assets from the beginning of the period in December 2019 through the end of March 2020?

A

The securitized credit sectors experienced the same negative effects of many of the same developments that weighed on other areas of the credit markets in the first calendar quarter of 2020. After performing reasonably well through February 2020, securitized assets fell sharply amid the larger financial-market downturn sparked by the emergence of the COVID-19 virus and its subsequent designation as a global pandemic by the World Health Organization. As governments shut down large swaths of their economies in an effort to slow the spread of the virus, the resulting uncertainty led to a sharp, broad-based decline for the higher-risk segments of the fixed-income markets and a corresponding “flight to quality” into U.S. Treasuries by many investors. A liquidity crisis exacerbated the market volatility, as did certain elements of the public policy response to the pandemic-induced economic strife, such as mortgage forbearance initiatives (which allow borrowers to forgo or reduce their payments temporarily). Securitized assets were hit particularly hard during the sell-off. Leveraged investors, such as mortgage real estate investment trusts (REITs) and structured-credit hedge funds, were forced to sell into the falling market in order to meet margin calls from their lenders. With few buyers to absorb the flood of

4	Pioneer Securitized Income Fund | Annual Report | 7/31/20

selling pressure, prices of securitized assets declined precipitously. Notably, there were even cases of leveraged investors selling bonds at midnight and during the weekends in order to meet margin calls and to address liquidity needs, which is something that had not occurred since the global financial crisis of 2008-2009. The aftermath of the sell-off saw prices of many securitized assets fall to levels that were well below even some conservative estimates for future cash flows.

Q	How would you characterize market performance following the lows seen in late-March of 2020?

A

Prices of securitized assets recovered nicely after hitting their lows in March, erasing a large portion of the losses that occurred in the earlier sell-off. The U.S. Federal Reserve (Fed) moved aggressively to counteract the economic effect of the COVID-19 shutdowns by reducing the target range of the federal funds rate to near-zero and providing direct support to the bond market through purchases of corporate issues and agency mortgage-backed securities (MBS). Congress and the White House also agreed on multiple fiscal stimulus packages to help individuals and businesses struggling with the conditions created by the pandemic. While the Fed’s direct asset-purchase programs did not extend to the securitized credit sectors, its moves nonetheless boosted the performance of securitized assets by bolstering investor confidence. We would note, however, that securitized assets did not keep pace with the performance of other segments of the credit markets during the second-quarter rebound.

Q	How did the unusual circumstances during the first half of 2020 affect the Fund, and what was your response?

A

The Fund’s performance declined during the time from its inception in December 2019 to the end of March 2020, as most securities in the securitized asset categories lost ground regardless of their underlying credit characteristics. Fortunately, due to the Fund’s interval structure, we were not compelled to sell holdings at depressed prices in order to raise cash to meet redemptions. Instead, we used the market’s indiscriminate selling as an opportunity to add to portfolio positions where we believed prices had fallen to levels that represented a severe discount to expected cash flows. While the Fund’s mark-to-market losses over its first seven-plus months of operation have been disappointing, we view our response to the recent volatility as an illustration of the way the Fund’s interval structure can potentially add value for shareholders. (Mark-to-market is a method of measuring the fair value of accounts that can fluctuate over time, such as assets and liabilities.)

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Q	What elements of the Fund’s positioning played the largest role in its results during the abbreviated reporting period ended July 31, 2020?

A

As expected during a time characterized by poor performance for the credit sectors in general, all segments of the Fund’s positioning –residential mortgage-backed securities (RMBS), commercial mortgage-backed securities (CMBS), and asset-backed securities (ABS) –experienced negative returns during the reporting period.

The Fund’s RMBS holdings were a key detractor from performance, due to positions in private-label collateralized mortgage-obligations and credit-risk transfer securities (CRTs). CRTs, first offered by Freddie Mac in 2013, provide investors with exposure to the credit risk of traditional conforming mortgages. Although the category performed very well prior to the market disruptions related to COVID-19, CRTs experienced some of the worst performance among securitized assets during the subsequent downturn. The Federal Housing Finance Agency’s announcement of broad and generous mortgage forbearance programs heightened investors’ anxiety over how many of the corresponding mortgages in CRTs would ultimately default. In addition, the relatively high liquidity and transparency of the CRT market had a somewhat counterintuitive effect: when markets were experiencing the most duress, CRTs offered investors a bond they could sell, even if the price was unfavorable. Finally, leveraged investors have historically constituted a large portion of the CRT investor base. That resulted in a self-perpetuating spiral of margin-call-induced selling during the downturn.

The Fund’s holdings in CMBS suffered mark-to-market losses during the period because of broadening concerns about the possible inability of tenants to make their rent payments amid the slowdown in business activity caused by the COVID-19 shutdowns. ABS, while also finishing in the red for the reporting period, experienced smaller losses and acted as a source of relative stability during the March sell-off, owing mainly to their shorter average maturities and the relatively lower structural leverage that has been a typical feature within the ABS sector.

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Q	Did the Fund have any exposure to derivative investments during the abbreviated annual reporting period ended July 31, 2020?

A	No. The Fund had no exposure to derivatives during the reporting period.

Q	Can you discuss the Fund’s repurchase feature?

A

As an interval fund, the Fund makes quarterly offers to repurchase its outstanding shares at NAV. There are four times per year (windows) when the Fund will offer to repurchase its shares. For more information, please see the Fund’s prospectus.

Q	How would you characterize the Fund’s distributions* to shareholders during the abbreviated annual reporting period ended July 31, 2020?

A

The Fund’s monthly distributions remained stable and even rose slightly during the abbreviated reporting period ended July 31, 2020, as distributions at the beginning of the period were 0.0369 per share, and 0.0410 per share as of July 31st.

Q	How have you positioned the Fund as of July 31, 2020?

A

RMBS has remained the Fund’s largest allocation. Home prices have demonstrated resiliency, and housing numbers, such as total sales and purchase applications, have been supportive. Conforming mortgage rates are now at all-time lows, which has provided a tailwind for housing affordability and driven mortgage-refinance activity to multi-year highs. The issue of forbearance has been a source of concern for many investors, but historical precedent suggests that a low percentage of those borrowers will ultimately end up in foreclosure. As a result, we have continued to view pricing in RMBS as attractive, relative to the likely cash flows.

ABS also have remained a source of opportunity, in our opinion, as the combination of monetary and fiscal stimulus from both the Fed and the U.S. government has provided a powerful tailwind for U.S. consumers. In addition, we have been seeing a wide range of developments that we believe may offer support for specific areas of the ABS market, such as strong used car prices and rising personal savings rates (which typically have been favorable for auto loans and unsecured consumer loans, respectively).

*	Distributions are not guaranteed.

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We have been very selective with regard to CMBS investments, given the challenges that have emerged in recent months. Accordingly, we generally have avoided adding portfolio exposure to areas that could be hardest hit by the continued economic slowdown, such as hospitality and retail, and instead have tilted the Fund’s CMBS investments towards the areas we think could hold up well, including multi-family housing. We also have been watching closely for opportunities to capitalize on situations where the market could be overlooking individual securities due to an indiscriminate application of macroeconomic themes. We regard each security in the CMBS space as unique, as each has specific characteristics regarding location, underwriting standards, and a host of other considerations. This means that broader economic trends are likely to affect individual CMBS issues in different ways. As a result, our selectivity within the Fund’s CMBS allocation acknowledges that there are many “diamonds in the rough,” and that, ultimately, the price of each security is as important as the cash flow.

Q	Do you have any closing thoughts?

A

In terms of macroeconomic risk, the world has changed considerably thus far in 2020. However, enhancements to securitization structures have accompanied the evolution of risk, as have improvements in investor behavior, and a substantial expansion in risk premiums. We have continued to devote our investment efforts to finding value amid the ever-present disconnect between investors’ emotional reactions to headlines, either good or bad, and the cold math of potential cash flows.

Please refer to the Schedule of Investments on pages 14–17 for a full listing of Fund securities.

All investments are subject to risk, including the possible loss of principal. In the past several years, financial markets have experienced increased volatility and heightened uncertainty. The market prices of securities may go up or down, sometimes rapidly or unpredictably, due to general market conditions, such as real or perceived adverse economic, political, or regulatory conditions, recessions, inflation, changes in interest or currency rates, lack of liquidity in the bond markets, the spread of infectious illness or other public health issues or adverse investor sentiment. These conditions may continue, recur, worsen or spread.

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The Fund is a non-diversified, closed-end management investment company designed primarily as a long-term investment. The Fund is not a complete investment program.

The Fund is operated as an interval fund, meaning the Fund will seek to conduct quarterly repurchase offers for a percentage of the Fund’s outstanding shares. Although the Fund will make quarterly repurchase offers, the Fund’s shares should be considered illiquid.

The Fund invests primarily in mortgage-backed securities, asset-backed securities and other securitized asset instruments. A substantial portion of the Fund’s assets ordinarily will consist of high yield debt securities that involve substantial risk of loss.

Investments in the Fund are subject to possible loss due to the financial failure of issuers of underlying securities and their inability to meet their debt obligations.

Investments in high yield or lower-rated securities are subject to greater-than-average price volatility, illiquidity and possibility of default. When interest rates rise, the prices of fixed-income securities in the Fund will generally fall. Conversely, when interest rates fall, the prices of fixed-income securities in the Fund will generally rise.

The value of mortgage-related and asset backed securities will be influenced by factors affecting the real estate market and the assets underlying those securities. These securities are also subject to prepayment and extension risks and risk of default.

Certain securities and derivatives held by the Fund may be impossible or difficult to purchase, sell or unwind. Such securities may also be difficult to value. The use of interest rate futures and options and other derivatives can increase fund losses and reduce opportunities for gain. The Fund may invest in credit-default swaps, inverse floating-rate obligations, and other derivative instruments. Derivatives may have a leveraging effect on the Fund.

As a non-diversified Fund, the Fund can invest a higher percentage of its assets in the securities of any one or more issuers than a diversified fund. Being non-diversified may magnify the Fund’s losses from adverse events affecting a particular issuer.

These risks may increase share price volatility.

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Before investing, consider the product’s investment objectives, risks, charges and expenses. Contact your advisor or Amundi Pioneer Asset Management, Inc., for a prospectus or summary prospectus containing this information. Read it carefully.

Any information in this shareowner report regarding market or economic trends or the factors influencing the Fund’s historical or future performance are statements of opinion as of the date of this report. Past performance is no guarantee of future results.

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Portfolio Summary | 7/31/20

Portfolio Diversification

(As a percentage of total investments)*

10 Largest Holdings

(As a percentage of total investments)*

1.	Freddie Mac Stacr Trust, Series 2018-HQA2, Class B2, 11.172% (1 Month USD LIBOR + 1,100 bps), 10/25/48 (144A)	4.74%
2.	Upstart Securitization Trust, Series 2019-3, Class C, 5.381%, 1/21/30 (144A)	4.28
3.	Carvana Auto Receivables Trust, Series 2019-4A, Class E, 4.7%, 10/15/26 (144A)	4.18
4.	CFMT LLC, Series 2019-HB1, Class M5, 6.0%, 12/25/29 (144A)	4.17
5.	Cascade Funding Mortgage Trust, Series 2018-RM2, Class D, 4.0%, 10/25/68 (144A)	4.16
6.	RMF Buyout Issuance Trust, Series 2020-1, Class M5, 6.0%, 2/25/30 (144A)	4.03
7.	GLS Auto Receivables Issuer Trust, Series 2019-2A, Class D, 4.52%, 2/17/26 (144A)	3.95
8.	Continental Credit Card ABS LLC, Series 2019-1A, Class C, 6.16%, 8/15/26 (144A)	3.79
9.	STACR Trust, Series 2018-HRP2, Class B1, 4.372% (1 Month USD LIBOR + 420 bps), 2/25/47 (144A)	3.74
10.	Freddie Mac STACR Trust, Series 2019-FTR2, Class B1, 3.172% (1 Month USD LIBOR + 300 bps), 11/25/48 (144A)	3.70

*

Excludes temporary cash investments and all derivative contracts except for options purchased. The Fund is actively managed, and current holdings may be different. The holdings listed should not be considered recommendations to buy or sell any securities.

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Prices and Distributions | 7/31/20

Net Asset Value per Share

Class	7/31/20
Y	$8.67

Distributions per Share: 12/10/19–7/31/20*

	Net
	Investment	Short-Term	Long-Term
Class	Income	Capital Gains	Capital Gains
Y	$0.2800	$—	$—

*	Class Y commenced operations on December 10, 2019.

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Performance Update | 7/31/20

Investment Returns

Average Annual Total Returns
(As of July 31, 2020)
Net
Asset
Value
Period	(NAV)
Life of Fund
(12/10/19)	(10.30)%

Expense Ratio
(Per prospectus dated November 22, 2019, as revised August 24, 2020)
Gross	Net
2.76%	0.99%

Call 1-844-391-3034 or visit www.amundipioneer.com/us for the most recent month-end performance results. Current performance may be lower or higher than the performance data quoted.

Performance data shown represents past performance. Past performance is no guarantee of future results. Investment return and market price will fluctuate, and shares, when redeemed, may be worth more or less than their original cost.

NAV results represent the percent change in net asset value per share. Performance, including short-term performance, is not indicative of future results. Performance is net of all fees. All results are historical and assume the reinvestment of dividends and capital gains.

The Fund has no sales charges. Performance results reflect any applicable expense waivers in effect during the periods shown. Without such waivers Fund performance would be lower. Waivers may not be in effect for all funds. Certain fee waivers are contractual through a specified period. Otherwise, fee waivers can be rescinded at any time. See the prospectus and financial statements for more information.

The net expense ratio reflects the contractual expense limitation currently in effect through December 1, 2022. There can be no assurance that Amundi Pioneer will extend the expense limitation beyond such time. Please see the prospectus and financial statements for more information.

The performance table and graph do not reflect the deduction of fees and taxes that a shareowner would pay on Fund distributions.

Please refer to the financial highlights for more current expense ratios.

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Schedule of Investments | 7/31/20

Principal
Amount
USD ($)		Value
	UNAFFILIATED ISSUERS — 100.4%
	ASSET BACKED SECURITIES — 40.4% of Net Assets
750,000	Carvana Auto Receivables Trust, Series 2019-4A, Class E, 4.7%, 10/15/26 (144A)	$741,651
950,000+^(a)	CFMT LLC, Series 2019-HB1, Class M5, 6.0%, 12/25/29 (144A)	739,670
700,000	Continental Credit Card ABS LLC, Series 2019-1A, Class C, 6.16%, 8/15/26 (144A)	672,311
276,693	Diamond Resorts Owner Trust, Series 2019-1A, Class D, 5.25%, 2/20/32 (144A)	254,883
418,461	Diamond Resorts Owner Trust, Series 2018-1, Class D, 5.9%, 1/21/31 (144A)	401,771
500,000	Fair Square Issuance Trust, Series 2020-AA, Class D, 6.86%, 9/20/24 (144A)	471,644
250,000	FirstKey Home Trust, Series 2020-SFR1, Class F1, 3.638% 9/17/25 (144A)	249,993
600,000	Foursight Capital Automobile Receivables Trust, Series 2020-1, Class F, 4.62%, 6/15/27 (144A)	513,397
700,000	GLS Auto Receivables Issuer Trust, Series 2019-2A, Class D, 4.52%, 2/17/26 (144A)	699,258
100,000	OneMain Direct Auto Receivables Trust, Series 2018-1A, Class D, 4.4%, 1/14/28 (144A)	100,852
500,000	Republic Finance Issuance Trust, Series 2019-A, Class C, 5.1%, 11/22/27 (144A)	457,119
800,000	Upstart Securitization Trust, Series 2019-3, Class C, 5.381%, 1/21/30 (144A)	758,017
500,000	Upstart Securitization Trust, Series 2020-1, Class C, 4.899%, 4/22/30 (144A)	461,621
600,000	US Auto Funding LLC, Series 2019-1A, Class D, 8.06%, 11/15/25 (144A)	602,684

	TOTAL ASSET BACKED SECURITIES (Cost $7,672,537)	$7,124,871

	COLLATERALIZED MORTGAGE OBLIGATIONS — 60.0% of Net Assets
250,000(b)	Bunker Hill Loan Depositary Trust, Series 2020-1, Class M1, 4.353%, 2/25/55 (144A)	$252,151
803,041(a)	Cascade Funding Mortgage Trust, Series 2018-RM2, Class D, 4.0%, 10/25/68 (144A)	736,737
500,000(a)	COMM Mortgage Trust, Series 2020-CBM, Class F, 3.633%, 2/10/37 (144A)	400,621
130,000(c)	Connecticut Avenue Securities Trust, Series 2020-SBT1, Class 1M2, 3.822% (1 Month USD LIBOR + 365 bps), 2/25/40 (144A)	121,944

The accompanying notes are an integral part of these financial statements.

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Principal
Amount
USD ($)		Value
	COLLATERALIZED MORTGAGE OBLIGATIONS — (continued)
160,000(c)	Freddie Mac Stacr Remic Trust, Series 2020-DNA2, Class B1, 2.672% (1 Month USD LIBOR + 250 bps), 2/25/50 (144A)	$131,293
150,000(c)	Freddie Mac Stacr Remic Trust, Series 2020-HQA2, Class M2, 3.272% (1 Month USD LIBOR + 310 bps), 3/25/50 (144A)	143,711
500,000(c)	Freddie Mac STACR REMIC Trust, Series 2020-DNA3, Class B1, 5.272% (1 Month USD LIBOR + 510 bps), 6/25/50 (144A)	492,804
150,000(c)	Freddie Mac Stacr Remic Trust, Series 2020-HQA2, Class B1, 4.272% (1 Month USD LIBOR + 410 bps), 3/25/50 (144A)	119,400
900,000(c)	Freddie Mac Stacr Trust, Series 2018-HQA2, Class B2, 11.172% (1 Month USD LIBOR + 1,100 bps), 10/25/48 (144A)	839,387
650,000(c)	Freddie Mac Stacr Trust, Series 2019-HRP1, Class B1, 4.222% (1 Month USD LIBOR + 405 bps), 2/25/49 (144A)	591,175
750,000(c)	Freddie Mac STACR Trust, Series 2019-FTR2, Class B1, 3.172% (1 Month USD LIBOR + 300 bps), 11/25/48 (144A)	654,986
900,000(c)	Freddie Mac STACR Trust, Series 2019-FTR3, Class B2, 4.985% (1 Month USD LIBOR + 480 bps), 9/25/47 (144A)	571,202
500,000(c)	GS Mortgage Securities Corp. Trust, Series 2020-DUNE, Class G, 4.175% (1 Month USD LIBOR + 400 bps), 12/15/36 (144A)	401,660
650,000(c)	Mortgage Insurance-Linked Notes Series, Series 2020-1, Class B1, 3.172% (1 Month USD LIBOR + 300 bps), 2/25/30 (144A)	348,784
500,000(c)	Multifamily Connecticut Avenue Securities Trust, Series 2020-01, Class M10, 3.922% (1 Month USD LIBOR + 375 bps), 3/25/50 (144A)	454,243
500,000(a)	Natixis Commercial Mortgage Securities Trust, Series 2019-FAME, Class E, 4.398%, 8/15/36 (144A)	394,042
500,000(c)	Natixis Commercial Mortgage Securities Trust, Series 2019-MILE, Class E, 3.675% (1 Month USD LIBOR + 350 bps), 7/15/36 (144A)	468,735
750,000(a)	RMF Buyout Issuance Trust, Series 2020-1, Class M5, 6.0%, 2/25/30 (144A)	715,065
750,000(c)	STACR Trust, Series 2018-HRP2, Class B1, 4.372% (1 Month USD LIBOR + 420 bps), 2/25/47 (144A)	663,257
500,000(c)	STACR Trust, Series 2018-DNA2, Class B1, 3.872% (1 Month USD LIBOR + 370 bps), 12/25/30 (144A)	454,359
780,000(c)	STACR Trust, Series 2018-DNA3, Class B2, 7.922% (1 Month USD LIBOR + 775 bps), 9/25/48 (144A)	599,794
293,151(c)	STACR Trust, Series 2018-HRP1, Class B2, 11.922% (1 Month USD LIBOR + 1,175 bps), 4/25/43 (144A)	267,844
745,756(a)	Velocity Commercial Capital Loan Trust, Series 2020-1, Class M6, 5.69%, 2/25/50 (144A)	527,812

The accompanying notes are an integral part of these financial statements.

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Schedule of Investments | 7/31/20 (continued)

Principal
Amount
USD ($)		Value
	COLLATERALIZED MORTGAGE OBLIGATIONS — (continued)
250,000(a)	Vista Point Securitization Trust, Series 2020-1, Class B1, 5.375%, 3/25/65 (144A)	$247,852

	TOTAL COLLATERALIZED MORTGAGE OBLIGATIONS (Cost $12,871,724)	$10,598,858

	TOTAL INVESTMENTS IN UNAFFILIATED ISSUERS — 100.4% (Cost $20,544,261)	$17,723,729

	OTHER ASSETS AND LIABILITIES — (0.4)%	$(68,114)

	NET ASSETS — 100.0%	$17,655,615

bps	Basis Points.
LIBOR	London Interbank Offered Rate.
(144A)	Security is exempt from registration under Rule 144A of the Securities Act of 1933. Such securities may be resold normally to qualified institutional buyers in a transaction exempt from registration. At July 31, 2020, the value of these securities amounted to $17,723,729, or 100.4% of net assets.
+	Security that used significant unobservable inputs to determine its value.
^	Security is valued using fair value methods (other than supplied by independent pricing services).
(a)	The interest rate is subject to change periodically. The interest rate and/or reference index and spread shown at July 31, 2020.
(b)	Debt obligation initially issued at one coupon which converts to a higher coupon at a specific date. The rate shown is the rate at July 31, 2020.
(c)	Floating rate note. Coupon rate, reference index and spread shown at July 31, 2020.

Purchases and sales of securities (excluding temporary cash investments) for the period ended July 31, 2020, aggregated $28,487,179 and $8,221,680 respectively.

The Fund is permitted to engage in purchase and sale transactions (“cross trades”) with certain funds and accounts for which Amundi Pioneer Asset Management, Inc. (the “Adviser”) serves as the Fund’s investment adviser, as set forth in Rule 17a-7 under the Investment Company Act of 1940, pursuant to procedures adopted by the Board of Trustees. Under these procedures, cross trades are effected at current market prices. During the period ended July 31, 2020, the Fund did not engage in any cross trade activity.

At July 31, 2020, the net unrealized depreciation on investments based on cost for federal tax purposes of $20,544,261 was as follows:

Aggregate gross unrealized appreciation for all investments in which there is an excess of value over tax cost	$64,574
Aggregate gross unrealized depreciation for all investments in which there is an excess of tax cost over value	(2,885,106)

Net unrealized depreciation	$(2,820,532)

The accompanying notes are an integral part of these financial statements.

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Various inputs are used in determining the value of the Fund’s investments. These inputs are summarized in the three broad levels below.

Level 1 -	quoted prices in active markets for identical securities.

Level 2 -	other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risks, etc.). See Notes to Financial Statements — Note 1A.

Level 3 -	significant unobservable inputs (including the Fund’s own assumptions in determining fair value of investments). See Notes to Financial Statements — Note 1A.

The following is a summary of the inputs used as of July 31, 2020, in valuing the Fund’s investments:

	Level 1	Level 2	Level 3	Total
Asset Backed Securities	$—	$6,385,201	$739,670	$7,124,871
Collateralized Mortgage Obligations	—	10,598,858	—	10,598,858

Total Investments in Securities	$—	$16,984,059	$739,670	$17,723,729

The following is a reconciliation of assets valued using significant unobservable inputs (Level 3):

Asset
Backed
Securities
Balance as of 12/10/19	$0
Realized gain (loss)(1)	0
Change in unrealized(2)	(195,506)
Accrued discounts/premiums	1,575
Purchases	0
Sales	0
Transfers in to Level 3*	933,601
Transfers out of Level 3	0

Balance as of 7/31/20	$739,670

(1)	Realized gain (loss) on these securities is included in the realized gain (loss) from investments on the Statement of Operations.
(2)	Unrealized appreciation (depreciation) on these securities is included in the change in unrealized appreciation (depreciation) from investments on the Statement of Operations.
*	Transfers are calculated on the beginning of period value.

Net change in unrealized appreciation (depreciation) of Level 3 investments still held and considered Level 3 at July 31, 2020:	$(195,506)

The following table presents additional information about valuation techniques and inputs used for investments categorized as Level 3 at July 31, 2020. These amounts exclude valuations provided by a broker.

	Fair Value	Valuation	Unobservable	Value/
Asset Type	7/31/20	Technique	Input(1)	Range
Asset Backed Securities	$739,670	Discounted	Yield Premiums	11-14%
		Cash Flow	Maturity Extension	0-6 Months

(1)	An increase in this unobservable input would result in a higher fair value measurement, while a decrease would result in a lower fair value measurement.

The accompanying notes are an integral part of these financial statements.

Pioneer Securitized Income Fund | Annual Report | 7/31/20	17

Statement of Assets and Liabilities | 7/31/20

ASSETS:
Investments in unaffiliated issuers, at value (cost $20,544,261)	$17,723,729
Cash	256,130
Receivables —
Interest	34,055
Other assets	18,527

Total assets	$18,032,441

LIABILITIES:
Payables —
Investment securities purchased	$249,992
Distributions	1,325
Trustees’ fees	646
Administrative fees	7,656
Professional fees	50,016
Transfer agent fees	10,167
Printing expense	7,816
Due to affiliates —
Management fees	7,455
Other due to affiliates	30,526
Accrued expenses	11,227

Total liabilities	$376,826

NET ASSETS:
Paid-in capital	$20,171,621
Distributable earnings (loss)	(2,516,006)

Net assets	$17,655,615

NET ASSET VALUE PER SHARE:
No par value
Based on $17,655,615/2,036,255 shares	$8.67

The accompanying notes are an integral part of these financial statements.

18	Pioneer Securitized Income Fund | Annual Report | 7/31/20

Statement of Operations

FOR THE PERIOD FROM 12/10/19 TO 7/31/20

INVESTMENT INCOME:
Interest from unaffiliated issuers	$657,563

Total investment income		$657,563

EXPENSES:
Management fees	$92,387
Administrative expense	36,915
Transfer agent fees	11,500
Shareowner communications expense	18,500
Custodian fees	2,632
Registration fees	17,000
Professional fees	50,629
Printing expense	30,688
Pricing fees	5,996
Trustees’ fees	4,158
Miscellaneous	14,454

Total expenses		$284,859
Less fees waived and expenses reimbursed by the Adviser		(177,252)

Net expenses		$107,607

Net investment income		$549,956

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) on:
Investments in unaffiliated issuers		$304,483

Change in net unrealized appreciation (depreciation) on:
Investments in unaffiliated issuers		$(2,820,532)

Net realized and unrealized gain (loss) on investments		$(2,516,049)

Net decrease in net assets resulting from operations		$(1,966,093)

The accompanying notes are an integral part of these financial statements.

Pioneer Securitized Income Fund | Annual Report | 7/31/20	19

Statements of Changes in Net Assets

12/10/19
to
7/31/20
FROM OPERATIONS:
Net investment income (loss)	$549,956
Net realized gain (loss) on investments	304,483
Change in net unrealized appreciation (depreciation) on investments	(2,820,532)

Net decrease in net assets resulting from operations	$(1,966,093)

DISTRIBUTIONS TO SHAREOWNERS:
($0.28 per share)	$(549,913)

Total distributions to shareowners	$(549,913)

FROM FUND SHARE TRANSACTIONS:
Net proceeds from sales of shares	$19,630,451
Reinvestment of distributions	546,954
Cost of shares repurchased	(5,784)

Net increase in net assets resulting from Fund share transactions	$20,171,621

Net increase in net assets	$17,655,615
NET ASSETS:
Beginning of period	$—

End of period	$17,655,615

The accompanying notes are an integral part of these financial statements.

20	Pioneer Securitized Income Fund | Annual Report | 7/31/20

	12/10/19	12/10/19
	to	to
	7/31/20	7/31/20
	Shares	Amount
Class Y
Shares sold	1,969,894	$19,630,451
Reinvestment of distributions	67,229	546,954
Less shares repurchased	(868)	(5,784)

Net increase	2,036,255	$20,171,621

The accompanying notes are an integral part of these financial statements.

Pioneer Securitized Income Fund | Annual Report | 7/31/20	21

Financial Highlights

	12/10/19 to
	7/31/20*
Net asset value, beginning of period	$10.00

Increase (decrease) from investment operations:
Net investment income (loss) (a)	$0.28
Net realized and unrealized gain (loss) on investments	(1.33)

Net increase (decrease) from investment operations	$(1.05)

Distributions to shareowners:
Net investment income	$(0.28)

Total distributions	$(0.28)

Net increase (decrease) in net asset value	$(1.33)

Net asset value, end of period	$8.67

Total return (b)	(10.30	)%(c)
Ratio of net expenses to average net assets	0.99	%(d)
Ratio of net investment income (loss) to average net assets	5.06	%(d)
Portfolio turnover rate	82	%(c)
Net assets, end of period (in thousands)	$17,656
Ratios with no waiver of fees and assumption of expenses by the Adviser and no reduction for fees paid indirectly:
Total expenses to average net assets	2.62	%(d)
Net investment income (loss) to average net assets	3.43	%(d)

*	Class Y commenced operations on December 10, 2019.
(a)	The per-share data presented above is based on the average shares outstanding for the period presented.
(b)

Assumes initial investment at net asset value at the beginning of each period, reinvestment of all distributions, the complete redemption of the investment at net asset value at the end of each period and no sales charges. Total return would be reduced if sales charges were taken into account.

(c)	Not annualized.
(d)	Annualized.

The accompanying notes are an integral part of these financial statements.

22	Pioneer Securitized Income Fund | Annual Report | 7/31/20

Notes to Financial Statements | 7/31/20

1. Organization and Significant Accounting Policies

Pioneer Securitized Income Fund (the “Fund”) was organized as a Delaware statutory trust on July 16, 2019. Prior to commencing operations on December 10, 2019, the Fund had no operations other than matters relating to its organization and registration as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The investment objective of the Fund is to seek total return. Amundi Pioneer Asset Management, Inc. (the “Adviser”) agreed to pay all organizational and offering expenses of the Fund related to the commencement of operations. The Fund is not obligated to repay any such organizational expenses or offering costs paid by the Adviser.

The Fund offers shares through Amundi Pioneer Distributor, Inc. (the “Distributor”). Shares are offered at the Fund’s current net asset value (“NAV”) per share. The Fund’s ability to accept offers to purchase shares may be limited when appropriate investments for the Fund are not available. Shares are generally available for purchase by registered investment advisers broker-dealers and by or through other financial intermediaries and programs sponsored by such financial intermediaries. Shares are also available to certain direct investors, which may be individuals, trusts, foundations and other institutional investors. Initial investments are subject to investment minimums described in the prospectus. Registered investment advisers and other financial intermediaries may impose different or additional minimum investment and eligibility requirements from those of the fund. The Adviser or the Distributor may waive the Fund’s minimum investment requirements. The Fund is an “interval” fund and makes periodic offers to repurchase shares (See Note 4). Except as permitted by the Fund’s structure, no shareowner will have the right to require the Fund to repurchase its shares. No public market for shares exists, and none is expected to develop in the future. Consequently, shareowners generally will not be able to liquidate their investment other than as a result of repurchases of their shares by the Fund.

Amundi Pioneer Asset Management, Inc., an indirect, wholly owned subsidiary of Amundi and Amundi’s wholly owned subsidiary, Amundi USA, Inc., serves as the Fund’s investment adviser (the “Adviser”). Amundi Pioneer Distributor, Inc., an affiliate of Amundi Pioneer Asset Management, Inc., serves as the Fund’s distributor (the “Distributor”).

Pioneer Securitized Income Fund | Annual Report | 7/31/20	23

During March 2017, the Financial Accounting Standards Board (FASB) issued an Accounting Standard Update, ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Subtopic 310-20), Premium Amortization on Purchased Callable Debt Securities (“ASU 2017-08”), which shortens the amortization period for purchased non-contingently callable debt securities held at a premium. ASU 2017-08 specifies that the premium amortization period ends at the earliest call date, for certain purchased non-contingently callable debt securities. ASU 2017-08 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Fund adopted ASU 2017-08 as of December 10, 2019. The implementation of ASU 2017-08 did not have a material impact on the Fund’s Financial Statements.

The Fund is an investment company and follows investment company accounting and reporting guidance under U.S. GAAP. U.S. GAAP requires the management of the Fund to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income, expenses and gain or loss on investments during the reporting period. Actual results could differ from those estimates.

The following is a summary of significant accounting policies followed by the Fund in the preparation of its financial statements:

A. Security Valuation

The net asset value of the Fund is computed once daily, on each day the New York Stock Exchange (“NYSE”) is open, as of the close of regular trading on the NYSE.

Fixed-income securities are valued by using prices supplied by independent pricing services, which consider such factors as market prices, market events, quotations from one or more brokers, Treasury spreads, yields, maturities and ratings, or may use a pricing matrix or other fair value methods or techniques to provide an estimated value of the security or instrument. A pricing matrix is a means of valuing a debt security on the basis of current market prices for other debt securities, historical trading patterns in the market for fixed-income securities and/or other factors. Non-U.S. debt securities that are listed on an exchange will be valued at the bid price obtained from an independent third party pricing service. When independent third party pricing services are unable to supply prices, or when prices or market quotations are considered to be unreliable, the value of that security may be determined using quotations from one or more broker-dealers.

24	Pioneer Securitized Income Fund | Annual Report | 7/31/20

Securities for which independent pricing services or broker-dealers are unable to supply prices or for which market prices and/or quotations are not readily available or are considered to be unreliable are valued by a fair valuation team comprised of certain personnel of the Adviser pursuant to procedures adopted by the Fund’s Board of Trustees. The Adviser’s fair valuation team uses fair value methods approved by the Valuation Committee of the Board of Trustees. The Adviser’s fair valuation team is responsible for monitoring developments that may impact fair valued securities and for discussing and assessing fair values on an ongoing basis, and at least quarterly, with the Valuation Committee of the Board of Trustees.

Inputs used when applying fair value methods to value a security may include credit ratings, the financial condition of the company, current market conditions and comparable securities. The Fund may use fair value methods if it is determined that a significant event has occurred after the close of the exchange or market on which the security trades and prior to the determination of the Fund’s net asset value. Examples of a significant event might include political or economic news, corporate restructurings, natural disasters, terrorist activity or trading halts. Thus, the valuation of the Fund’s securities may differ significantly from exchange prices, and such differences could be material.

At July 31, 2020, one security was valued using fair value methods (other than securities valued using prices supplied by independent pricing services, broker-dealers or using a third party insurance industry pricing model) representing 4.2% of net assets. The value of this fair value security was $739,670.

B. Investment Income and Transactions

Interest income, including interest on income-bearing cash accounts, is recorded on the accrual basis. Dividend and interest income are reported net of unrecoverable foreign taxes withheld at the applicable country rates and net of income accrued on defaulted securities.

Interest and dividend income payable by delivery of additional shares is reclassified as PIK (payment-in-kind) income upon receipt and is included in interest and dividend income, respectively.

Principal amounts of mortgage-backed securities are adjusted for monthly paydowns. Premiums and discounts related to certain mortgage-backed securities are amortized or accreted in proportion to the monthly paydowns. All discounts/premiums on purchase prices of debt securities are accreted/amortized for financial reporting purposes over the life of the respective securities, and such accretion/amortization is included in interest income.

Pioneer Securitized Income Fund | Annual Report | 7/31/20	25

Security transactions are recorded as of trade date. Gains and losses on sales of investments are calculated on the identified cost method for both financial reporting and federal income tax purposes.

C. Federal Income Taxes

It is the Fund’s policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its net taxable income and net realized capital gains, if any, to its shareowners. Therefore, no provision for federal income taxes is required. As of July 31, 2020, the Fund did not accrue any interest or penalties with respect to uncertain tax positions, which, if applicable, would be recorded as an income tax expense on the Statement of Operations. Tax returns filed within the prior three years remain subject to examination by federal and state tax authorities.

The amount and character of income and capital gain distributions to shareowners are determined in accordance with federal income tax rules, which may differ from U.S. GAAP. Distributions in excess of net investment income or net realized gains are temporary over distributions for financial statement purposes resulting from differences in the recognition or classification of income or distributions for financial statement and tax purposes. Capital accounts within the financial statements are adjusted for permanent book/tax differences to reflect tax character, but are not adjusted for temporary differences.

The tax character of distributions paid during the year ended July 31, 2020 was as follows:

2020
Distributions paid from:
Ordinary income	$549,913

Total	$549,913

The following shows the components of distributable earnings/(loss) on a federal income tax basis at July 31, 2020:

2020
Distributable earnings/(loss):
Undistributed ordinary income	$305,851
Capital loss carryforward	—
Current year dividend payable	(1,325)
Net unrealized depreciation	(2,820,532)

Total	$(2,516,006)

26	Pioneer Securitized Income Fund | Annual Report | 7/31/20

D. Risks

The value of securities held by the Fund may go up or down, sometimes rapidly or unpredictably, due to general market conditions, such as real or perceived adverse economic, political or regulatory conditions, recessions, the spread of infectious illness or other public health issues, inflation, changes in interest rates, lack of liquidity in the bond markets or adverse investor sentiment. In the past several years, financial markets have experienced increased volatility, depressed valuations, decreased liquidity and heightened uncertainty. These conditions may continue, recur, worsen or spread.

At times, the Fund’s investments may represent industries or industry sectors that are interrelated or have common risks, making the Fund more susceptible to any economic, political, or regulatory developments or other risks affecting those industries and sectors. The Fund’s investments in foreign markets and countries with limited developing markets may subject the Fund to a greater degree of risk than investments in a developed market. These risks include disruptive political or economic conditions and the imposition of adverse governmental laws or currency exchange restrictions.

With the increased use of technologies such as the Internet to conduct business, the Fund is susceptible to operational, information security and related risks. While the Fund’s Adviser has established business continuity plans in the event of, and risk management systems to prevent, limit or mitigate, such cyber-attacks, there are inherent limitations in such plans and systems, including the possibility that certain risks have not been identified. Furthermore, the Fund cannot control the cybersecurity plans and systems put in place by service providers to the Fund such as Brown Brothers Harriman & Co., the Fund’s custodian and accounting agent, and DST Systems, Inc. the Fund’s transfer agent. In addition, many beneficial owners of Fund shares hold them through accounts at broker-dealers, retirement platforms and other financial market participants over which neither the Fund nor Amundi Pioneer exercises control. Each of these may in turn rely on service providers to them, which are also subject to the risk of cyber-attacks. Cybersecurity failures or breaches at Amundi Pioneer or the Fund’s service providers or intermediaries have the ability to cause disruptions and impact business operations, potentially resulting in financial losses, interference with the Fund’s ability to calculate its net asset value, impediments to trading, the inability of Fund shareowners to effect share purchases or redemptions or receive distributions, loss of or unauthorized access to private closed-end interval fund shareowner information and violations of applicable privacy and other laws, regulatory fines, penalties, reputational damage, or additional compliance costs. Such costs and losses may not be covered under any insurance. In addition, maintaining vigilance against cyber-attacks may involve substantial costs over time, and system enhancements may themselves be subject to cyber-attacks.

Pioneer Securitized Income Fund | Annual Report | 7/31/20	27

COVID-19

The respiratory illness COVID-19 caused by a novel coronavirus has resulted in a global pandemic and major disruption to economies and markets around the world, including the United States. Global financial markets have experienced extreme volatility and severe losses, and trading in many instruments has been disrupted. Liquidity for many instruments has been greatly reduced for periods of time. Some interest rates are very low and in some cases yields are negative. Some sectors of the economy and individual issuers have experienced particularly large losses. These circumstances may continue for an extended period of time, and may continue to affect adversely the value and liquidity of the Fund’s investments. The ultimate economic fallout from the pandemic, and the long-term impact on economies, markets, industries and individual issuers, are not known. Governments and central banks, including the Federal Reserve in the U.S., have taken extraordinary and unprecedented actions to support local and global economies and the financial markets. These actions have resulted in significant expansion of public debt, including in the U.S. The impact of these measures, and whether they will be effective to mitigate the economic and market disruption, will not be known for some time. The consequences of high public debt, including its future impact on the economy and securities markets, likewise may not be known for some time.

The Fund’s prospectus contains unaudited information regarding the Fund’s principal risks. Please refer to that document when considering the Fund’s principal risks.

2. Management Agreement

The Adviser manages the Fund’s portfolio. Management fees are calculated daily and paid monthly at the annual rate of 0.85% of the Fund’s average daily net assets. The Adviser has contractually agreed to limit ordinary operating expenses (ordinary operating expenses means all fund expenses other than extraordinary expenses, such as litigation, taxes, brokerage commissions and acquired fund fees and expenses) to the extent required to reduce fund expenses to 0.99% of the Fund’s average daily net assets attributable to fund shares. This expense limitation is in effect through December 1, 2022. There can be no assurance that the Adviser will extend the expense limitation beyond December 1, 2022.

In addition, under the management and administration agreements, certain other services and costs, including accounting, regulatory reporting and insurance premiums, are paid by the Fund as administrative reimbursements. Included in “Due to affiliates” reflected on the Statement of Assets and Liabilities is $5,979 in management fees, administrative costs and certain other reimbursements payable to the Adviser at July 31, 2020.

28	Pioneer Securitized Income Fund | Annual Report | 7/31/20

3. Transfer Agent

DST Systems, Inc. serves as the transfer agent to the Fund at negotiated rates. Transfer agent fees and payables shown on the Statement of Operations and the Statement of Assets and Liabilities, respectively, include sub-transfer agent expenses incurred through the Fund’s omnibus relationship contracts.

4. Repurchase Offers

The Fund is a closed-end “interval” fund. The Fund has adopted, pursuant to Rule 23c-3 under the 1940 Act, a fundamental policy, which cannot be changed without shareowner approval, requiring the Fund to offer to repurchase at least 5% and up to 25% of the Fund’s outstanding shares at NAV on a regular schedule.

The Fund is required to make repurchase offers every three months. Quarterly repurchase offers occur in the months of March, June, September and December. The Fund will typically seek to conduct quarterly repurchase offers for 15% of the Fund’s outstanding shares at their NAV per share unless the Fund’s Board of Trustees has approved a higher or lower amount for that repurchase offer. Repurchase offers in excess of 5% are made solely at the discretion of the Fund’s Board of Trustees and investors should not rely on any expectation of repurchase offers in excess of 5%. Even though the Fund makes quarterly repurchase offers investors should consider the Fund’s shares illiquid.

In the event a repurchase offer by the Fund is oversubscribed, the Fund may repurchase, but is not required to repurchase, additional shares up to a maximum amount of 2% of the outstanding shares of the Fund. If the Fund determines not to repurchase additional shares beyond the repurchase offer amount, or if shareowners submit for repurchase an amount of shares greater than that which the Fund is entitled to repurchase, the Fund will repurchase the shares submitted for repurchase on a pro rata basis.

Shares repurchased during the period ended July 31, 2020 were as follows:

Commencement Date	Repurchase Request Deadline	Repurchase Pricing Date	NAV on Repurchase Pricing Date	Percentage of Outstanding Shares the Fund Offered to Repurchase	Amount of Shares the Fund Offered to Repurchase	Percentage of Shares Tendered	Number of Shares Tendered
3/27/20	4/24/20	5/5/20	$6.66	15%	293,345.570	0.2961%	868.549
6/26/20	7/23/20	8/5/20	$8.67	15%	304,023.237	10.0009%	30,404.944

Effective August 24, 2020, the Fund no longer intends to borrow for leverage purposes in an amount equal to approximately 30% of the Fund’s net assets.

Pioneer Securitized Income Fund | Annual Report | 7/31/20	29

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and the Shareholders of

Pioneer Securitized Income Fund:

Opinion on the Financial Statements

We have audited the accompanying statement of assets and liabilities of Pioneer Securitized Income Fund (the “Fund”) including the Schedule of investments, as of July 31, 2020, and the related statements of operations, changes in net assets and the financial highlights for the period from December 10, 2019 (commencement of operations) through July 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Pioneer Securitized Income Fund at July 31, 2020, and the results of its operations, the changes in its net assets and its financial highlights for the period from December 10, 2019 (commencement of operations) through July 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on the Fund’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Fund in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Fund is not required to have, nor were we engaged to perform, an audit of the Fund’s internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion.

30	Pioneer Securitized Income Fund | Annual Report | 7/31/20

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of July 31, 2020 by correspondence with the custodian and others or by other appropriate auditing procedures where replies from others were not received. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the auditor of one or more Amundi Pioneer investment companies since 2017.

Boston, Massachusetts

October 8, 2020

Pioneer Securitized Income Fund | Annual Report | 7/31/20	31

Additional Information (unaudited)

Qualified interest income is exempt from nonresident alien (NRA) tax withholding. The percentage of the Fund’s ordinary income distributions derived from qualified interest income was 98.13%.

32	Pioneer Securitized Income Fund | Annual Report | 7/31/20

Trustees, Officers and Service Providers

Investment Adviser and Administrator

Amundi Pioneer Asset Management, Inc.

Custodian and Sub-Administrator

Brown Brothers Harriman & Co.

Independent Registered Public Accounting Firm

Ernst & Young LLP

Principal Underwriter

Amundi Pioneer Distributor, Inc.

Legal Counsel

Morgan, Lewis & Bockius LLP

Transfer Agent

DST Systems, Inc.

Proxy Voting Policies and Procedures of the Fund are available without charge, upon request, by calling our toll free number (1-800-225-6292). Information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is publicly available to shareowners at www.amundipioneer.com/us. This information is also available on the Securities and Exchange Commission’s web site at www.sec.gov.

Trustees and Officers

The Fund’s Trustees and officers are listed below, together with their principal occupations and other directorships they have held during at least the past five years. Trustees who are interested persons of the Fund within the meaning of the 1940 Act are referred to as Interested Trustees. Trustees who are not interested persons of the Fund are referred to as Independent Trustees. Each of the Trustees serves as a Trustee of each of the 45 U.S. registered investment portfolios for which Amundi Pioneer serves as investment adviser (the “Pioneer Funds”). The address for all Trustees and all officers of the Fund is 60 State Street, Boston, Massachusetts 02109.

The Statement of Additional Information of the Fund includes additional information about the Trustees and is available, without charge, upon request, by calling 1-800-225-6292.

Pioneer Securitized Income Fund | Annual Report | 7/31/20	33

Independent Trustees

Name, Age and Position	Term of Office and		Other Directorships
Held With the Fund	Length of Service	Principal Occupation	Held by Trustee
Thomas J. Perna (69) Chairman of the Board and Trustee	Trustee since 2019. Serves until a successor trustee is elected or earlier retirement or removal.	Private investor (2004 – 2008 and 2013 – present); Chairman (2008 – 2013) and Chief Executive Officer (2008 – 2012), Quadriserv, Inc. (technology products for securities lending industry); and Senior Executive Vice President, The Bank of New York (financial and securities services) (1986 – 2004)	Director, Broadridge Financial Solutions, Inc. (investor communications and securities processing provider for financial services industry) (2009 – present); Director, Quadriserv, Inc. (2005 – 2013); and Commissioner, New Jersey State Civil Service Commission (2011 – 2015)

John E. Baumgardner, Jr. (69) Trustee	Trustee since 2019. Serves until a successor trustee is elected or earlier retirement or removal.	Of Counsel (2019 – present), Partner (1983-2018), Sullivan & Cromwell LLP (law firm).	Chairman, The Lakeville Journal Company, LLC, (privately-held community newspaper group) (2015-present)

Diane Durnin (63) Trustee	Trustee since 2019. Serves until a successor trustee is elected or earlier retirement or removal.	Managing Director - Head of Product Strategy and Development, BNY Mellon Investment Management (investment management firm) (2012-2018); Vice Chairman – The Dreyfus Corporation (2005 – 2018): Executive Vice President Head of Product, BNY Mellon Investment Management (2007-2012); Executive Director- Product Strategy, Mellon Asset Management (2005-2007); Executive Vice President Head of Products, Marketing and Client Service, Dreyfus Corporation (investment management firm) (2000-2005); and Senior Vice President Strategic Product and Business Development, Dreyfus Corporation (1994-2000)	None

34	Pioneer Securitized Income Fund | Annual Report | 7/31/20

Name, Age and Position	Term of Office and		Other Directorships
Held With the Fund	Length of Service	Principal Occupation	Held by Trustee
Benjamin M. Friedman (75) Trustee	Trustee since 2019. Serves until a successor trustee is elected or earlier retirement or removal.	William Joseph Maier Professor of Political Economy, Harvard University (1972 – present)	Trustee, Mellon Institutional Funds Investment Trust and Mellon Institutional Funds Master Portfolio (oversaw 17 portfolios in fund complex) (1989 - 2008)

Lorraine H. Monchak (64) Trustee	Trustee since 2019. (Advisory Trustee from 2014 - 2017). Serves until a successor trustee is elected or earlier retirement or removal.	Chief Investment Officer, 1199 SEIU Funds (healthcare workers union pension funds) (2001 – present); Vice President – International Investments Group, American International Group, Inc. (insurance company) (1993 – 2001); Vice President – Corporate Finance and Treasury Group, Citibank, N.A. (1980 – 1986 and 1990 – 1993); Vice President – Asset/Liability Management Group, Federal Farm Funding Corporation (government-sponsored issuer of debt securities) (1988 – 1990); Mortgage Strategies Group, Shearson Lehman Hutton, Inc. (investment bank) (1987 – 1988); and Mortgage Strategies Group, Drexel Burnham Lambert, Ltd. (investment bank) (1986 – 1987)	None

Marguerite A. Piret (72) Trustee	Trustee since 2019. Serves until a successor trustee is elected or earlier retirement or removal.	Chief Financial Officer, American Ag Energy, Inc. (controlled environment and agriculture company) (2016 – present); and President and Chief Executive Officer, Metric Financial Inc. (formerly known as Newbury Piret Company) (investment banking firm) (1981 – 2019)	Director of New America High Income Fund, Inc. (closed-end investment company) (2004 – present); and Member, Board of Governors, Investment Company Institute (2000 – 2006)

Pioneer Securitized Income Fund | Annual Report | 7/31/20	35

Independent Trustees (continued)

Name, Age and Position	Term of Office and		Other Directorships
Held With the Fund	Length of Service	Principal Occupation	Held by Trustee
Fred J. Ricciardi (73) Trustee	Trustee since 2019. Serves until a successor trustee is elected or earlier retirement or removal.	Consultant (investment company services) (2012 – present); Executive Vice President, BNY Mellon (financial and investment company services) (1969 – 2012); Director, BNY International Financing Corp. (financial services) (2002 – 2012); Director, Mellon Overseas Investment Corp. (financial services) (2009 – 2012); Director, Financial Models (technology) (2005-2007); Director, BNY Hamilton Funds, Ireland (offshore investment companies) (2004-2007); Chairman/Director, AIB/BNY Securities Services, Ltd., Ireland (financial services) (1999-2006); and Chairman, BNY Alternative Investment Services, Inc. (financial services) (2005-2007)	None

36	Pioneer Securitized Income Fund | Annual Report | 7/31/20

Interested Trustees

Name, Age and Position	Term of Office and		Other Directorships
Held With the Fund	Length of Service	Principal Occupation	Held by Trustee
Lisa M. Jones (58)* Trustee, President and Chief Executive Officer	Trustee since 2019. Serves until a successor trustee is elected or earlier retirement or removal	Director, CEO and President of Amundi Pioneer Asset Management USA, Inc. (investment management firm) (since September 2014); Director, CEO and President of Amundi Pioneer Asset Management, Inc. (since September 2014); Director, CEO and President of Amundi Pioneer Distributor, Inc. (since September 2014); Director, CEO and President of Amundi Pioneer Institutional Asset Management, Inc. (since September 2014); Chair, Amundi Pioneer Asset Management USA, Inc., Amundi Pioneer Distributor, Inc. and Amundi Pioneer Institutional Asset Management, Inc. (September 2014 – 2018); Managing Director, Morgan Stanley Investment Management (investment management firm) (2010 – 2013); Director of Institutional Business, CEO of International, Eaton Vance Management (investment management firm) (2005 – 2010); and Director of Amundi USA, Inc. (since 2017)	None

Kenneth J. Taubes (62)* Trustee	Trustee since 2019. Serves until a successor trustee is elected or earlier retirement or removal	Director and Executive Vice President (since 2008) and Chief Investment Officer, U.S. (since 2010) of Amundi Pioneer Asset Management USA, Inc. (investment management firm); Director and Executive Vice President and Chief Investment Officer, U.S. of Amundi Pioneer (since 2008); Executive Vice President and Chief Investment Officer, U.S. of Amundi Pioneer Institutional Asset Management, Inc. (since 2009); Portfolio Manager of Amundi Pioneer (since 1999); and Director of Amundi USA, Inc. (since 2017)	None

*	Ms. Jones and Mr. Taubes are Interested Trustees because they are officers or directors of the Fund’s investment adviser and certain of its affiliates.

Pioneer Securitized Income Fund | Annual Report | 7/31/20	37

Fund Officers

Name, Age and Position	Term of Office and		Other Directorships
Held With the Fund	Length of Service	Principal Occupation	Held by Officer
Christopher J. Kelley (55) Secretary and Chief Legal Officer	Since 2019. Serves at the discretion of the Board	Vice President and Associate General Counsel of Amundi Pioneer since January 2008; Secretary and Chief Legal Officer of all of the Pioneer Funds since June 2010; Assistant Secretary of all of the Pioneer Funds from September 2003 to May 2010; and Vice President and Senior Counsel of Amundi Pioneer from July 2002 to December 2007	None

Carol B. Hannigan (59) Assistant Secretary	Since 2019. Serves at the discretion of the Board	Fund Governance Director of Amundi Pioneer since December 2006 and Assistant Secretary of all the Pioneer Funds since June 2010; Manager – Fund Governance of Amundi Pioneer from December 2003 to November 2006; and Senior Paralegal of Amundi Pioneer from January 2000 to November 2003	None

Thomas Reyes (57) Assistant Secretary	Since 2019. Serves at the discretion of the Board	Assistant General Counsel of Amundi Pioneer since May 2013 and Assistant Secretary of all the Pioneer Funds since June 2010; and Counsel of Amundi Pioneer from June 2007 to May 2013	None

Mark E. Bradley (60) Treasurer and Chief Financial and Accounting Officer	Since 2019. Serves at the discretion of the Board	Vice President – Fund Treasury of Amundi Pioneer; Treasurer of all of the Pioneer Funds since March 2008; Deputy Treasurer of Amundi Pioneer from March 2004 to February 2008; and Assistant Treasurer of all of the Pioneer Funds from March 2004 to February 2008	None

Luis I. Presutti (55) Assistant Treasurer	Since 2019. Serves at the discretion of the Board	Director – Fund Treasury of Amundi Pioneer; and Assistant Treasurer of all of the Pioneer Funds	None

Gary Sullivan (62) Assistant Treasurer	Since 2019. Serves at the discretion of the Board	Senior Manager – Fund Treasury of Amundi Pioneer; and Assistant Treasurer of all of the Pioneer Funds	None

38	Pioneer Securitized Income Fund | Annual Report | 7/31/20

Name, Age and Position	Term of Office and		Other Directorships
Held With the Fund	Length of Service	Principal Occupation	Held by Officer
Antonio Furtado (38) Assistant Treasurer	Since 2020. Serves at the discretion of the Board	Fund Oversight Manager – Fund Treasury of Amundi Pioneer; and Assistant Treasurer of all of the Pioneer Funds	None

John Malone (48) Chief Compliance Officer	Since 2019. Serves at the discretion of the Board	Managing Director, Chief Compliance Officer of Amundi Pioneer Asset Management; Amundi Pioneer Institutional Asset Management, Inc.; and the Pioneer Funds since September 2018; and Chief Compliance Officer of Amundi Pioneer Distributor, Inc. since January 2014.	None

Kelly O’Donnell (49) Anti-Money Laundering Officer	Since 2019. Serves at the discretion of the Board	Vice President – Amundi Pioneer Asset Management; and Anti-Money Laundering Officer of all the Pioneer Funds since 2006	None

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How to Contact Amundi Pioneer

We are pleased to offer a variety of convenient ways for you to contact us for assistance or information.

Call us for:
Account Information, including existing accounts, new accounts, prospectuses, applications and service forms	1-844-391-3034

Write to us:
Amundi Pioneer
P.O. Box 219695
Kansas City, MO 64121-9427

Our toll-free fax	1-800-225-4240

Our internet e-mail address         us.askamundipioneer@amundipioneer.com

(for general questions about Amundi Pioneer only)

Visit our web site: www.amundipioneer.com/us

This report must be preceded or accompanied by a prospectus.

The Fund files a complete schedule of portfolio holdings with the Securities and Exchange Commission for the first and third quarters of each fiscal year as an exhibit to its reports on Form N-PORT. Shareholders may view the filed Form N-PORT by visiting the Commission’s web site at https://www.sec.gov.

Amundi Pioneer Asset Management, Inc.

60 State Street

Boston, MA 02109

www.amundipioneer.com/us

Securities offered through Amundi Pioneer Distributor, Inc.

60 State Street, Boston, MA 02109

Underwriter of Pioneer Mutual Funds, Member SIPC

© 2020 Amundi Pioneer Asset Management 32216-00-0920